EXHIBIT 23.2

Consent of Independent Auditors

     We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 33-50286) and related prospectus of Myers Industries, Inc. pertaining to the Amended and Restated Dividend Reinvestment and Stock Purchase Plan of Myers Industries, Inc. and to the incorporation by reference therein of our report dated February 12, 2004, with respect to the consolidated financial statements of Myers Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
March 15, 2004